Filed pursuant to Rule 424(b)(3)

Registration No. 333-107787

PROSPECTUS SUPPLEMENT NO. 8 DATED MAY 18, 2005

(to prospectus dated November 12, 2003)

$239,794,000

Senior Convertible Notes due 2033

and

Common Stock Issuable upon Conversion of the Notes

This prospectus supplement supplements the prospectus dated November 12, 2003 of Valassis Communications, Inc. (the “Company”) relating to the sale by certain of our securityholders (and their transferees, pledgees, donees and successors) of up to $239,794,000 aggregate principal amount at maturity of our senior convertible notes due 2033 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

The Company has been advised by S.A.C. Capital Associates, LLC that such securityholder no longer holds any of the notes or common shares issuable upon conversion of the notes. The table of selling securityholders contained on pages 47-49 of the prospectus is hereby amended to remove S.A.C. Capital Associates, LLC as a securityholder and to add S.A.C. Arbitrage Fund, LLC as a security holder.

Investing in the notes and our common stock involves risks, which are described under “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 18, 2005.